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                             _______________ Shares

                                 PEPS TRUST-AJL












                   AGREEMENT AMONG INTERNATIONAL UNDERWRITERS

                     Exhibit A - Underwriting Agreement
                     Exhibit B - Agreement Between U.S. and
                                   International Underwriters
                     Exhibit C - International Dealer Agreement


November __, 1995

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Morgan Stanley & Co. International Limited
Merrill Lynch International Limited
c/o Morgan Stanley & Co. International Limited
    25 Cabot Square
    Canary Wharf
    London E14 4QA
    England

Dear Sirs:

                  We understand that PEPS Trust-AJL, a trust created under the laws of the State of New York (the "Trust"), proposes to issue and sell to the several Underwriters (as defined below) an aggregate of [400,000] shares (the "Firm PEPS Shares") of its Premium Exchangeable Preferred Shares ("PEPS") pursuant to an underwriting agreement (the "Underwriting Agreement"), substantially in the form attached hereto as Exhibit A, with you as representatives (the "International Representatives") of the international underwriters named in Schedule II thereto (the "International Underwriters"), and Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith, as representatives (the "U.S. Representatives") of the U.S. underwriters named in Schedule I thereto (the "U.S. Underwriters"). The International Underwriters and the U.S. Underwriters are hereinafter collectively referred to as the "Underwriters."

                  Of such Firm PEPS Shares ________ shares are to be offered outside the United States and Canada by the International Underwriters (the "International PEPS Shares") and _______ shares are to be offered by the U.S. Underwriters in the United States and Canada (the "U.S. Firm PEPS Shares").

                  In addition, the several U.S. Underwriters will have an option to purchase from the Company an additional [60,000] shares (the "Additional PEPS Shares") to provide for over-allotments. The term "U.S. PEPS Shares" shall mean the U.S. Firm PEPS Shares and the Additional PEPS Shares. The U.S. PEPS Shares and the International PEPS Shares are hereinafter collectively referred to as the "PEPS Shares."

                  Each PEPS Share will be exchanged for American Depositary Shares ("ADSs") or, at the option of the holder thereof, the equivalent in shares of Common Stock, of Amway Japan Limited (the "Company") on November __, 1998 to be delivered pursuant to purchase contracts between the Trust and each of HDV GRIT Holdings, Inc., a [__________] corporation, and the Jay Van Andel Trust, a trust organized


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under the laws of the State of [__________] (collectively, the "Sellers").

                  We further understand that the Trust has filed with the U.S. Securities and Exchange Commission (the "Commission") a registration statement including a U.S. prospectus and an international prospectus relating to the PEPS Shares and that the Company has filed a registration statement including a prospectus relating to the ADSs.

                                       I.

                  We hereby confirm our agreement with you that the International PEPS Shares shall be purchased by you and the other several International Underwriters, including ourselves, pursuant to the terms of and as set forth in the Underwriting Agreement. We further understand that the International Representatives propose to enter into an agreement with the U.S. Representatives (the "Agreement Between U.S. and International Underwriters"), substantially in the form attached hereto as Exhibit B, pursuant to Article I of which, and subject to the conditions thereof, the several International Underwriters, including ourselves, could become obligated to purchase PEPS Shares from, or sell PEPS Shares to, the U.S. Underwriters.

                  We authorize you (a) to execute and deliver the Underwriting Agreement and the Agreement Between U.S. and International Underwriters on our behalf in substantially the forms of Exhibits A and B hereto, respectively, and to make representations and agreements on our behalf as set forth therein, (b) to vary the offering terms of the International PEPS Shares in effect at any time, including the offering price, the concession and the reallowance (other than a change in the purchase price of the International PEPS Shares), (c) to agree to the price at which the International PEPS Shares are to be purchased from the Trust, (d) to agree, on our behalf, to any addition to, change in or waiver of any provision of the Underwriting Agreement (other than a change in the purchase price of the International PEPS Shares and the respective numbers of International PEPS Shares set forth opposite our names in Schedule II thereto) or of the Agreement Between U.S. and International Underwriters (other than a change in the purchase price of the International PEPS Shares pursuant to
Article I thereof) and (e) to take any other action as may seem advisable to you in respect of the offering of the International PEPS Shares. The number of PEPS Shares set forth opposite each Underwriter's name in Schedule I or in


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Schedule II of the Underwriting Agreement (or such amount increased as provided in Section 9 of the Underwriting Agreement) or the aggregate purchase price thereof, as the context requires, is hereinafter referred to as the "Original Purchase Obligation" of such Underwriter, and the ratio that such Original Purchase Obligation of any International Underwriter bears to the total number of International PEPS Shares, expressed as a percentage, is hereinafter referred to as the "International Underwriting Percentage" of such International Underwriter.

                                       II.

                  We authorize you to act as the Lead Managers of the offering by the International Underwriters of the International PEPS Shares outside of the United States and Canada and to take such action as may seem advisable to you in respect thereof. The offering of the International PEPS Shares is to be made as soon after the Registration Statements (as defined in the Underwriting Agreement) become effective as in your judgment and the judgment of the U.S. Representatives is advisable, at the offering price set forth in, and on the other terms and conditions as you shall determine in accordance with, the Underwriting Agreement. The offering of the International PEPS Shares is to be made on the terms and conditions to be set forth in the Underwriting Agreement, the Agreement Between U.S. and International Underwriters and in the prospectuses first used to confirm sales of the International PEPS Shares (the "International Prospectus"), whether or not filed pursuant to Rule 424 under the U.S. Securities Act of 1933, as amended (the "Act"). During the term of this Agreement, advertisement of the offering outside of the United States and Canada will be made only by Morgan Stanley & Co. International Limited. Such advertisement will be made on behalf of the International Underwriters on such dates and in such countries as Morgan Stanley & Co. International Limited shall determine.

                  We authorize Morgan Stanley & Co. International Limited to determine whether to purchase, and, if such determination is made, to purchase, any PEPS Shares for the account of the International Underwriters pursuant to the Agreement Between U.S. and International Underwriters. We further authorize Morgan Stanley & Co. International Limited to determine whether to sell, and, if such determination is made, to sell, PEPS Shares for the account of the International Underwriters pursuant to such Agreement.


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                  We authorize Morgan Stanley & Co. International Limited to offer or to sell for our account, in conformity with the immediately succeeding paragraph, to dealers selected by it (among whom may be included any International Underwriter) such PEPS Shares purchased by us from the Trust or pursuant to the Agreement Between U.S. and International Underwriters as Morgan Stanley & Co. International Limited shall determine. Sales of PEPS Shares to dealers shall be made for the account of each International Underwriter approximately in the proportion that PEPS Shares of such International Underwriter held by Morgan Stanley & Co. International Limited for such sales bear to the total PEPS Shares so held. Such sales shall be made pursuant to dealer agreements substantially in the form attached as Exhibit C hereto.

                  We authorize Morgan Stanley & Co. International Limited to offer or sell for our account to certain persons (other than the persons to whom PEPS Shares are sold pursuant to the terms of the immediately preceding paragraph) such PEPS Shares purchased by us from the Trust or pursuant to the Agreement Between U.S. and International Underwriters as it shall determine at the offering price set forth in the International Prospectus. Except for sales for the accounts of International Underwriters designated by a purchaser, aggregate sales of PEPS Shares to such persons shall be made for the accounts of the several International Underwriters as nearly as practicable in their respective International Underwriting Percentages.

                  Morgan Stanley & Co. International Limited will advise us promptly as to the number of PEPS Shares purchased by us that we shall retain for direct sale. At any time prior to the termination of this Agreement, any PEPS Shares purchased by us that are held by Morgan Stanley & Co. International Limited for sale for our account as set forth above but not sold may, upon our request and at Morgan Stanley & Co. International Limited's discretion, be released to us for direct sale, and PEPS Shares so released to us shall no longer be deemed held for sale by you.

                  From time to time prior to the termination of this Agreement, at Morgan Stanley & Co. International Limited's request, we will advise it of the number of PEPS Shares remaining unsold that were retained by or released to us for direct sale and of the number of PEPS Shares remaining unsold that were delivered to us pursuant to Article III hereof and, at Morgan Stanley & Co. International Limited's request, we will release to it any such PEPS Shares remaining unsold for sale by it (i) for our account to dealers or certain other persons or (ii) if in its opinion,


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such PEPS Shares are needed to make delivery against sales made pursuant to
Article III hereof.

                  We agree that without your consent we will not sell to any account over which we exercise discretionary authority any of the PEPS Shares.

                                      III.

                  We confirm that, pursuant to the Agreement Between U.S. and International Underwriters, the International Underwriters are authorizing Morgan Stanley & Co. Incorporated to buy and sell PEPS, ADSs or both for the accounts of the several Underwriters, including the International Underwriters, in the open market or otherwise, for long or short account, on such terms as it shall deem advisable and to over-allot in arranging sales. Any PEPS or ADSs that may have been purchased by the U.S. Representatives for stabilizing purposes in connection with the offering of the PEPS Shares prior to the execution of this Agreement and the Agreement Between U.S. and International Underwriters shall be treated as having been purchased pursuant to this paragraph and the Agreement Between U.S. and International Underwriters for the accounts of the several Underwriters. We authorize Morgan Stanley & Co. International Limited to over-allot in arranging sales. We recognize that the International Primary Market Association (IPMA) limits will not be complied with in connection with stabilization losses and expenses. Subject to the provisions of the Agreement Between U.S. and International Underwriters, all such purchases, sales and over-allotments for the International Underwriters as a group shall be for the accounts of the several International Underwriters as nearly as practicable in their respective International Underwriting Percentages. At no time shall our net commitment pursuant to the foregoing authorization exceed 15% of our Original Purchase Obligation, and, in determining our net commitment for short account, there shall be subtracted any PEPS Shares that you have agreed to purchase for our account pursuant to Article I of the Agreement Between U.S. and International Underwriters. On demand we will take up and pay for any shares of PEPS of ADSs so purchased for our account and deliver against payment any PEPS or ADSs so sold or over-allotted for our account. The International Representatives agree to notify us of the date of termination of stabilization when so notified by Morgan Stanley & Co. Incorporated pursuant to the Agreement Between U.S. and International Underwriters.


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                  If pursuant to the provisions of the preceding paragraph and prior to the termination of this Agreement (or prior to such earlier date as the International Representatives may have determined), the U.S. Representatives purchase or contract to purchase in the open market or otherwise any PEPS Shares that were retained by or released to us for direct sale, or any PEPS Shares that may have been issued on transfer of or in exchange for such PEPS Shares, and which PEPS Shares were therefore not effectively placed for investment by us, we authorize the International Representatives either to charge our account with an amount equal to the selling concession with respect thereto, which amount shall be credited against the cost of such PEPS Shares, or to require us to repurchase such PEPS Shares at a price equal to the total cost of such purchase, including commissions, if any, and any taxes on redelivery.

                                       IV.

                  On the Closing Date (as defined in the Underwriting Agreement), at the office of Morgan Stanley & Co. Incorporated, One Pierrepont Plaza, Brooklyn, New York, prior to 8:45 A.M. (New York City time) we will deliver to you a certified or official bank check, payable to the order of Morgan Stanley & Co. International Limited in New York Clearing House funds (or other next day funds), for (i) an amount equal to the offering price less the selling concession in respect of the PEPS Shares to be purchased by us, (ii) an amount equal to the offering price less the selling concession in respect of such of the PEPS Shares to be purchased by us as shall have been retained by or released to us for direct sale or (iii) the amount set forth or indicated in a telex to us, as you shall advise. You will make payment to the Trust against delivery to you for our account of the PEPS Shares to be purchased by us and you will deliver to us the PEPS Shares paid for by us which shall have been retained by or released to us for direct sale. Unless we promptly give you written instructions otherwise, if transactions in the PEPS Shares may be settled through the facilities of The Depository Trust Company, payment for and delivery of PEPS Shares purchased by us will be made through such facilities, if we are a member, or, if we are not a member, settlement may be made through our ordinary correspondent who is a member.

                                       V.



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                  We authorize you as Lead Managers to charge our account, as compensation for your services in connection with this issue, including the purchase from the Trust and the management of the offering, $____ a share for each PEPS Share that we have agreed to purchase pursuant to Article I of the Underwriting Agreement.

                  We authorize you to charge to our account (i) our International Underwriting Percentage of all expenses incurred by you under the terms of this Agreement or in connection with the purchase, carrying and sale of PEPS Shares pursuant to this Agreement and (ii) all transfer taxes paid or payable on our behalf on purchases, sales or transfers made for our account pursuant to this Agreement.

                                       VI.

                  We authorize you to advance your own funds for our account, charging interest rates prevailing from time to time, or to arrange loans for our account for the purpose of carrying out the provisions of this Agreement and in connection therewith to hold or pledge as security therefor all or any PEPS Shares which you may be holding for our account under this Agreement.

                  Out of payment received by you for PEPS Shares sold for our account which have been paid for by us, you will remit to us promptly an amount equal to the price paid by us for such PEPS Shares.

                  Morgan Stanley & Co. International Limited may deliver to us or transfer to our account from time to time against payment, for carrying purposes only, any PEPS Shares purchased by us or for our account under this Agreement that it is holding for sale for our account but that are not sold and paid for. We will transfer back to Morgan Stanley & Co. International Limited against payment at such times as it may demand any PEPS Shares so transferred to us for carrying purposes.

                                      VII.

                  This Agreement shall terminate 30 days from the date hereof, unless sooner terminated by you, provided that you may in your discretion extend this Agreement for a further period or periods not exceeding an aggregate of 30 days. You may at your discretion on notice to us prior to


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the termination of this Agreement alter any of the terms or conditions of offering determined pursuant to Article II hereof or Article III of the Agreement Between U.S. and International Underwriters, or terminate or suspend in whole or in part the effectiveness of Article III hereof or paragraphs five through nine of Article IV thereof. No termination or suspension pursuant to this paragraph shall affect your authority under Article III to cover any short or close any long position incurred under this Agreement prior to such termination or suspension.

                  Upon termination of this Agreement, or prior thereto at your discretion, Morgan Stanley & Co. International Limited shall deliver to us or transfer to our account any PEPS Shares purchased by us from the Trust or pursuant to the Agreement Between U.S. and International Underwriters and held by Morgan Stanley & Co. International Limited for sale for our account to dealers or others but not sold and paid for and any shares of PEPS which are held by Morgan Stanley & Co. International Limited for our account pursuant to
Article III. As soon as practicable after termination of this Agreement our account hereunder shall be settled and paid. Morgan Stanley & Co. International Limited may reserve from distribution such amount as it deems advisable to cover possible additional amounts due from us. Determination by Morgan Stanley & Co. International Limited of amounts to be paid to or by us shall be final and conclusive. Any of our funds in Morgan Stanley & Co. International Limited's hands may be held with its general funds without accountability for interest.

                  Notwithstanding any settlement on the termination of this Agreement, each International Underwriter agrees to pay its International Underwriting Percentage of (i) all expenses incurred by you in investigating or defending against any claim or proceeding which is asserted or instituted by any party (including any governmental or regulatory body) other than an Underwriter relating to the Registration Statements or the Prospectuses (as defined in the Underwriting Agreement) (or any amendment or supplement thereto) or any preliminary prospectus and (ii) any liability, including attorneys' fees, incurred by you in respect of any such claim or proceeding, whether such liability shall be the result of a judgment or as a result of any settlement agreed to by you, other than any such expense or liability as to which you receive indemnity payments pursuant to the following paragraph, Article III of the Agreement Between U.S. and International Underwriters or Section 7 of the Underwriting Agreement.


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                  We agree to indemnify and hold harmless each other Underwriter and each person, if any, who controls any such Underwriter within the meaning of either Section 15 of the Act or Section 20 of the U.S. Securities Exchange Act of 1934, as amended, to the extent and upon the terms which we agree to indemnify and hold harmless the Trust, the Company, the Sellers, the directors, the officers or the trustees, as the case may be, of the Trust and the Company who sign the Registration Statements, any person controlling the Trust, the Company or the Sellers as set forth in the Underwriting Agreement.

                  Our agreements contained in the second through fourth paragraphs of Article II and this Article VII shall remain operative and in full force and effect regardless of any termination of this Agreement or the occurrence of any of the events described in clauses (i) through (iii) of the last paragraph of Article VII of the Underwriting Agreement.

                                      VIII.

                  We have examined each prospectus included in the Registration Statements as amended to date and we are familiar with the terms of the securities being offered and the other terms of offering which are to be reflected in the proposed amendment to the Registration Statements. In addition, we confirm that the information relating to us which has been furnished to the Trust or the Company for use therein is correct. You are authorized, with the approval of counsel for the Underwriters, to approve on our behalf such proposed amendment and any further amendments or supplements to the Registration Statements or the International Prospectus.

                  We represent that our commitment to purchase PEPS Shares hereunder and under the Agreement Between U.S. and International Underwriters will not result in a violation of any financial responsibility requirements of any laws, rules or regulations applicable to us, including applicable rules of any securities exchange.

                                       IX.

                  If the Underwriting Agreement is terminated as permitted by the terms thereof, our obligations hereunder shall immediately terminate except that (i) our obligations as set forth in the last paragraph of Article VII shall


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remain in full force and effect, (ii) we shall remain liable for our
International Underwriting Percentage of all expenses and for any purchases or sales which may have been made for our account pursuant to the provisions of
Article III, including any taxes on any such purchases or sales and (iii) such termination shall not affect any obligation of any defaulting International Underwriter.

                  In the event that any International Underwriter shall default in its obligations (i) pursuant to the second paragraph of Article II or the first paragraph of Article III, (ii) to pay amounts owed by it pursuant to
Article V or (iii) pursuant to the third or fourth paragraph of Article VII or the first paragraph of this Article IX, we will assume our proportionate share (determined on the basis of the International Underwriting Percentages of the non-defaulting International Underwriters) of such obligations, but no such assumption shall affect any obligation of any defaulting International Underwriter.

                  If any one or more of the Underwriters shall fail or refuse to purchase any PEPS Shares which it or they have agreed to purchase under the Underwriting Agreement, we agree, in the proportion which the number of Firm PEPS Shares set forth opposite our name in Schedule II to the Underwriting Agreement bears to the aggregate number of Firm PEPS Shares set forth opposite the names of all non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the PEPS Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase; provided that, in no event shall the PEPS Shares that any International Underwriter has agreed to purchase pursuant to the Underwriting Agreement be increased pursuant to this
Article IX by an amount in excess of one-ninth of the number of such PEPS Shares, without the written consent of such International Underwriter. Morgan Stanley & Co. International Limited is authorized to arrange for the purchase by others (including itself and any other International Underwriter) of any PEPS Shares not purchased by any defaulting International Underwriter or by the other International Underwriters as provided in this paragraph and in Section 9 of the Underwriting Agreement. If such arrangements are made, the respective numbers of PEPS Shares to be purchased by the remaining International Underwriters and such other person or persons, if any, shall be taken as the basis for all rights and obligations hereunder. Any action taken under this paragraph shall not relieve any defaulting International Underwriter from liability in respect of any default of such International Underwriter under the Underwriting Agreement or this Agreement.


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                  Nothing herein contained shall constitute us partners with you or with the other Underwriters and the obligations of ourselves and of each of the other Underwriters are several and not joint. If for United States federal income tax purposes the International Underwriters shall be deemed to constitute a partnership, each International Underwriter elects to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the United States
Internal Revenue Code, as amended.

                  You shall be under no liability to us for any act or omission except in respect of obligations expressly assumed by you herein.

                  This Agreement is being executed by us and delivered to you in duplicate. Upon your confirmation hereof and agreements in identical form with each of the other Underwriters, this Agreement shall constitute a valid and binding contract between us.

                  Your authority hereunder and under the Underwriting Agreement and the Agreement Between U.S. and International Underwriters may be exercised by Morgan Stanley & Co. International Limited and Merrill Lynch International Limited, jointly or by Morgan Stanley & Co. International Limited alone. The authority of the U.S. Representatives hereunder and under the Agreement Between U.S. and International Underwriters may be exercised by Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, either jointly or alone.

                  This Agreement may be executed in two or more counterparts which together shall constitute one and the same instrument. If this Agreement is executed by or on behalf of any party hereto by a person acting under the power of attorney given him by such party, such person hereby states that at the time of execution hereof he has no notice of revocation of the power of attorney by which he has executed this Agreement as such attorney.


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                  This Agreement shall be governed by and construed in
accordance with the laws of the State of New York and United States federal law.

                                            Very truly yours,


                                            MORGAN STANLEY & CO. INTERNATIONAL
                                              LIMITED

                                            By_______________________________
                                            Attorney-in-fact for each
                                            of the several International
                                            Underwriters named in Schedule II
                                            to the Underwriting Agreement


Confirmed, November __, 1995

MORGAN STANLEY & CO. INTERNATIONAL LIMITED
MERRILL LYNCH INTERNATIONAL LIMITED

By MORGAN STANLEY & CO. INTERNATIONAL LIMITED


By____________________________



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